Exhibit 4.7

AMENDMENT TO THE ORIGINAL GRID NOTE AGREEMENT

This Amendment (the “Amendment”) is made as of July 30, 2024 (the “Amendment Effective Date”), by and between Invea Therapeutics, Inc., a Delaware corporation (the “Payor”), and INVENIAI LLC, a Delaware limited liability company (the “Payee”), and amends the Original Grid Note Agreement, dated November 24, 2021, as amended on April 14, 2023, October 12, 2023, October 20, 2023, January 8, 2024, and July 1, 2024 (the “Note”).

WHEREAS, Payor and Payee desire to amend the terms of the Note in accordance with the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Amendments to the Note

Third Paragraph of the Note

The third paragraph of the Note shall be removed and replaced in its entirety with the following:

“TWO MILLION ($2,000,000) of principal of the Note shall be due and payable within fifteen (15) calendar days of the Payor receiving at least TWENTY-FIVE MILLION DOLLARS ($25,000,000) aggregate cumulative gross proceeds from its Initial Public Offering. The remaining principal of this Note and all accrued interest thereon shall be due and payable on the earlier to occur of (i) March 31, 2027 or (ii) upon the consummation of financings by the Payor with aggregate cumulative gross proceeds of at least ONE HUNDRED MILLION DOLLARS ($100,000,000) (inclusive of the proceeds from the Payor’s initial public offering). For the avoidance of doubt, the purchase of $280,000 of common stock by founders of the Payor shall be excluded for this purpose. Payee may prepay the Note without penalty.”

2. No Other Amendments or Waivers

Except for the modifications expressly set forth in this Amendment, the Note shall remain unchanged and in full force and effect. The amendments set forth in this Amendment will be deemed effective as of the Amendment Effective Date. On and after the Amendment Effective Date, each reference in the Note to “this Note,” “hereunder,” “hereof,” “herein,” or other words of like import, and each reference to the Note in any other agreements, documents, or instruments executed or delivered pursuant to, or in connection with, the Note or this Amendment, will mean and be a reference to the Note as amended by this Amendment.

3. Counterparts

This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart signature page to this Amendment by electronic mail in portable document format (.pdf) or other electronic transmission has the same effect as delivery of an executed original of this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Amendment Effective Date.

PAYOR:

Invea Therapeutics, Inc.,

By:	/s/ Michael Aiello
Name:	Michael Aiello
Title:	Chief Financial Officer

PAYEE:

INVENIAI LLC

By:	/s/ Krishnan Nandabalan
Name:	Krishnan Nandabalan
Title:	President and Chief Executive Officer